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Exhibit 10.53

SUPPLY AND DISTRIBUTION AGREEMENT
MRS. FIELDS' ORIGINAL COOKIES, INC.

        THIS SUPPLY AND DISTRIBUTION AGREEMENT (the" Agreement") is made as of this 9th day of August, 1998, by and between Mrs. Fields' Original Cookies, Inc., a Delaware corporation (the "Company"), and Dawn Food Products, a Indiana corporation (the "Distributor"); collectively hereinafter "party" in the singular and "parties" in the plural.

Recitals:

        A.    The Company is engaged in the nationwide business of (1) operating retail cookie stores owned by the Company (the "Company Stores"), and (2) franchising or licensing retail cookie stores (collectively, the "Franchised Stores"). (The Company Stores and the Franchised Stores are hereinafter collectively referred to as "Store" in the singular and "Stores" in the plural.)

        B.    The Distributor is engaged in the business of purchasing, selling, distributing and delivering restaurant and food service products and supplies (including the Products, as defined below) on a nationwide basis; in connection therewith, the Distributor manages and controls, and prepares and furnishes reports to its customers concerning the inventories of products and supplies the Distributor purchases, manages and controls for sale, distribution and delivery to its customers.

        C.    The parties desire to enter into this Agreement to establish the terms and conditions on which (1) the Products may be purchased by the Company from the Distributor for distribution and delivery by the Distributor to the Company Stores, (2) the Products may be purchased by the Company's franchisees and licensees (collectively, the "Franchisees") from the Distributor and distributed and delivered to them by the Distributor at the Franchised Stores, and (3) the Distributor will manage, control and maintain an inventory of Products specified by the Company for sale, distribution and delivery to the Stores.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Scope of Services.    During the Term (defined below) of this Agreement, on a non-exclusive basis:

          a.    Inventory.    The Distributor shall order, purchase, pay for, maintain, store and control inventories, in quantities from time-to-time specified by the Company, of all of the products and supplies (collectively, "Product" in the singular and "Products" in the plural) that are:

            (i)    listed on Exhibit A attached hereto and by reference made a part hereof, as supplemented by the Company from time-to-time pursuant to paragraph 2.a.(i) below; and

            (ii)   designated by the Company from time-to-time as promotional and seasonal products pursuant to paragraph 2.a.(ii) below.

          Each of the Products shall be purchased by the Distributor from manufacturer(s) or vendor(s) designated by the Company, at a cost approved by the Company. The Distributor agrees to purchase only, and to accept orders for delivery to the Company and the Franchisees only for, Products approved in writing by the Company.

          b.    Distribution and Deliver.    The Distributor shall distribute and deliver the Products to the Company and the Franchisees at each of the Stores listed on Exhibit B attached hereto and by reference made a part of this Agreement, as supplemented by the Company from time-to-time pursuant to paragraph 2.b. below;

          c.    Designation of Service Representatives.    No less frequently than on a quarterly basis, the Distributor shall deliver to each District Sales Manager of the Company (the "DSM"), the manager or designated representative of each Store and others from time-time designated by the Company, a current list of (i) each of the Distributor's Distribution Centers (collectively, "Distribution Center" in the singular and "Distribution Centers" in the plural), including the location thereof, (ii) the identity (including the address and fax and telephone numbers) of each of the service representatives assigned by the Distributor to service each of the Stores on behalf of each of the Distribution Centers, and (iii) the identity of the Products for which each of the Distribution Centers will be responsible for distributing and delivering to the Stores. Such information, current as of the date of this Agreement, is set forth on Exhibit C attached hereto.

          d.    Distributor's Resorts.

            (i)    Inventory. Sales and Usage Reports. No later than seven (7) days after the last day of each calendar month during the Term of this Agreement, the Distributor shall provide the Company with monthly inventory and sales/usage reports setting forth the following information in a format approved by the Company: purchases by individual Product, by Store (as specified in Exhibit B, as supplemented by the Company), in number of cases and royalty dollars (collectively, the "Inventory Reports").

            (ii)   Inventory Management Reports. On a weekly basis, the Distributor shall provide the Company with a report containing the following information concerning the Distributor's inventory of Products: total number of units on hand, year to date issued, average weekly movement, weeks on hand and date of last delivery received from the manufacturer, by individual Product, by Distribution Center.

            (iii)  Delivery of Reports. The reports required of the Distributor pursuant to this Agreement shall be delivered to the Company both in hard copy and electronically, addressed to such representatives of the Company as the Company may designate from time-to-time. When requested by the Company, the Distributor shall provide such reports to the Company more frequently than specified above.

          e.    Sale and Distribution of Products to Franchisees.    The Distributor hereby agrees to sell, distribute and deliver the Products to each of the Company's existing and future Franchisees as designated from time-to-time in writing by the Company (including without limitation each of the Franchisees listed on Exhibit B), upon terms and conditions that are no less favorable than those set forth in paragraphs 4.a., b., c., d. and g., 5.a. and 7 of this Agreement (except where the credit history of any Franchisee is unfavorable, then Distributor shall have the option of requiring C.O.D.; provided that, each such Franchisee shall execute and deliver an acceptable credit application and account agreement to the Distributor (and the Distributor shall advise the Company of any rejected application); and provided further that, the Company shall have no liability or obligation (whether as an obligor, surety, guarantor or otherwise) for the payment of the account of any Franchisee with the Distributor or any performance of any agreement between any Franchisee and the Distributor.

        2.    Changes in Distributor's Inventory of Products: Seasonal and Promotional Products: Changes of Stores.

          a.    Products.    On no less than fourteen (14) day's notice from the Company, the Distributor shall:

            (i)    add to and maintain in its inventory of Products for sale, distribution and delivery to the Company and the Franchisees, each of the additional products and supplies, including without limitation promotional and seasonal products and supplies, designated in such notice. (Each such designated product and supply shall become a Product hereunder, and Exhibit A hereto shall be deemed amended accordingly.) Such notice shall include all information reasonably requested by the Distributor to enable the Distributor to order and maintain an adequate inventory or such items, including product specifications, initial inventory quantity, shipping schedules and expected weekly usage. Each promotional and seasonal product or supply shall be designated as such in the Company's notice. The Distributor shall ship promotional and seasonal items to Stores only in accordance with shipping schedule(s) provided by the Company to the Distributor; and

            (ii)   remove from its inventory of Products for sale, distribution and delivery to the Company and the Franchisees, each of the Products identified in any such notice from the Company. (Exhibit B shall be deemed to be amended accordingly upon the effective date of such notice.)

          b.    Stores.    On no less than fourteen (14) day's notice from the Company, the Distributor shall sell, distribute and deliver Products, and otherwise provide service to, each additional Store specified by the Company in such notice. (Upon the effective date of such notice, each such specified location shall become a sole a Store hereunder, and Exhibit B shall be deemed to be amended accordingly.) Any Franchised Store designated as such by the Company shall be subject to the requirements of paragraph 1.e. above.

        3    Ordering Procedures.    The Products shall be ordered in accordance with the following procedures:

          a.    Days/Times for Placing Orders.    Orders for Products may be placed on the respective" Order Days and Times" specified on Exhibit B for each of the Stores.

          b.    Manner of Placing Orders.    Orders may be placed in the following manner:

            (i)    if by telephone, then as follows: Distributor will call each location on a designated day at a designated time.

            (ii)   if by fax, then as follows: Any location that wishes to fax an order must do so consistently and it must be done so the day before order is due.

        4.    Delivery Procedures and Schedules.

          a.    Delivery Schedules.    Strictly in accordance with the respective "Delivery Dates and Times" specified in Exhibit B (as supplemented by the Company from time to time), the Distributor shall deliver the Products ordered by the Company and the Franchisees to the respective Stores specified in such orders. On no less than fourteen (14) days' notice to the Distributor, the Company may change the "Delivery Dates and Times" set forth in Exhibit B, which, upon the effective date of such notice, shall be deemed to be supplemented accordingly.

          b.    Delivery Windows.    The Distributor shall deliver orders of Products within a three (3) hour window around the scheduled delivery time ~, not before, but not after, 1 1/2 hours of the scheduled delivery time) for each of the Stores no more than 500 miles from the Distribution Center designated herein to serve such Stores, or within a five (5) hour window of the scheduled delivery time ~, not before, but not after, 2 1/2 hours of the scheduled delivery time) for each of the Stores more than 500 miles from the Distribution Center designated herein to serve such Stores. The Distributor agrees that no deliveries will be scheduled for or made to Stores between 12:00 noon and 1:00 p.m. daily.

          c.    Holidays.    During the "holiday period," the Distributor shall make additional deliveries to selected Stores as required by the Company. The "holiday period" shall be tl:.:.period specified by the Company beginning no earlier than November 1st and ending no later than December 31st of each calendar year during the Term of this Agreement..

          d.    Compliance.    The Distributor shall comply with the requirements of paragraphs 4a., b. and c. above for at least ninety-five percent (95%) of all deliveries to all Stores on a monthly basis.

        e.    Invoices.    All deliveries of Products shall be accompanied by an invoice therefor containing at a minimum the following information in a format approved by the Company: a description of each of the Products ordered by individual item number, the order date, the Store placing the order, the quantities ordered, the quantities shipped, the unit price, the extended price and the total amount of the invoice. All invoices, other than those for deliveries made to Stores after business hours, shall be checked and, by notation on the invoice, shall be accepted and received by the Store's manager or designated representative before the Distributor's driver leaves the Store; provided, however, the Distributor's driver shall not be unreasonably delayed. A copy of the invoice accompanying each order shall be delivered to the manager or designated representative, or, in the case of after-hours deliveries, shall be left with the Products delivered.

        f.    Fill Rate.    In accordance with the delivery schedules and other requirements of this Agreement, the Distributor shall deliver to each Store no less than ninety-eight percent (98%) of the quantities of each of the Products ordered for delivery to each Store on a monthly basis (the "Fill Rate"). On a monthly basis, the Distributor shall prepare and deliver to the Company a report setting forth the Fill Rate for each of the Distribution Centers.

        g.    Requirements for Frozen Products.    The core temperature of frozen Products shall be fifteen (15) degrees Fahrenheit, or lower, according to the Company's specifications set forth on Exhibit D attached hereto, as amended by the Company from time-to-time. The core temperature of frozen Products shall be measured via core probing immediately upon delivery to a Store in the presence of the Distributor's driver. No other temperature measurement shall be accepted for purposes of determining the Distributor's compliance with the requirements of this paragraph 4.g. Frozen Products that do not have the required core temperature at the time of delivery shall be deemed to be rejected at the Store, and shall be treated as Distributor-caused Product shortages for purposes of paragraph 5.a. below.

        5.    Product Shortages.

          a.    Caused by Distributor.    Any Product shortage at a Store which is caused by the Distributor shall be replaced immediately by the Distributor, at its expense, by the quickest means of delivery to the Store. The District Personnel and/or Purchasing Support Group may specify the mode of transportation required under such circumstances. If a shortage is discovered before the driver leaves the Store, the driver shall notify the Distributor by telephone call to the Distribution Center responsible for the delivery, and shall note the date and time thereof on the invoice. The Distributor shall immediately respond to and remedy all Product shortages.

          b.    Other Product Shortages.    All Product shortages at a Store, other than Distributor-caused Products shortages at a Store, shall be replaced by the Distributor at the Company's expense, which shall include reasonable transportation costs incurred by the Distributor subject to the Company's prior approval of such costs; provided, however, that inventory purchased by the Distributor without approval of the Company, or in quantities in excess of the amounts specified by the Company, shall be the sole responsibility of the Distributor.

          c.    Damaged Products.    Visibly damaged Products noted at a Store at the time of delivery shall not be accepted and shall be treated as Distributor-caused Product shortages. If hidden damage is discovered after the Distributor's driver leaves, the Store manager or representative, upon such discovery, shall notify the Distributor's designated customer service representative, who shall provide a return item authorization number that will authorize the Distributor's driver on his next delivery to pick up the damaged Products for return to the Distributor. Subject to the Distributor's examination of the damaged Products upon their return and determination that the damage to such Products occurred before their delivery to the Store, such Products shall be deemed to be Distributor-caused Product shortages and the Distributor shall issue a credit to the Company therefore.

          d.    Claims Processing.    Product shortages shall be reported to the Distributor on a form approved by the Company, and shall be processed by the Distributor in accordance with procedures approved by the Company for processing delivery adjustments.

        6.    Delivery Costs.    The Distributor may charge the Company a fee of up to Twenty- Five Dollars ($25.00) for each delivery to a Company Store of Products aggregating less than $700.00; provided that the Distributor shall have no obligation under this Agreement to make an individual delivery to a Company Store of an order of Products aggregating less than $400.00.

        7.     The price for each of the Products sold under this Agreement to the Company and its Franchisees shall be as set forth on Exhibit A, subject to periodic updates provided in writing by the Company to the Distributor. Each of the prices set forth in Exhibit A shall include the Distributor's upcharge; provided, however, that the price of a Product (inclusive of the Distributor's upcharge) shall not exceed the Distributor's cost of the Product (established by the Company pursuant to,this Agreement) plus a fourteen percent (14%) margin.

        8.    Transportation Costs.    The Distributor agrees to use its best efforts to reduce transportation costs it incurs in connection with the distribution and delivery of Products under this Agreement. As an inducement to the Company to enter into this Agreement, Distributor agrees to pay to the Company the amount calculated under paragraph 8.a. or 8.b. for each Term of this Agreement.

          a.    Savin2s Passed On to Company.    Distributor will rebate to Mrs. Fields 3/4% of the total annual shipments to Mrs. Fields Cookie Stores, adjusted for price increase incurred through the year.

          b.    Payment.    Within thirty (30) days after each Term of this Agreement, the Distributor shall deliver to the Company an accounting ("Accounting"), satisfactory to the Company, setting forth (i) the Distributor's actual transportation costs incurred during such Term in connection with the distribution and delivery of Products pursuant to this Agreement, together with copies of the Distributor's supporting records therefor, and (ii) the calculation of the payment that the Distributor is required to make to the Company pursuant to paragraph 8.a. or 8.b. The Accounting shall be certified by an officer of the Distributor and shall be accompanied by the required payment.

        9.    Payment by Company to Distributor

          a.    Purchases by the Company.    On a daily basis, the Distributor shall deliver an invoice to the Company for all Products purchase by the Company and delivered by the Distributor to the Company stores, or the Distributor may send electronic copies of all invoices to the Company. The Company shall pay the invoice within twenty-one (21) days of the date of invoice. The terms of the payment, which shall be set fort on the invoice, shall be "net 21 days."

          b.    Purchases by Franchisees.    The Company shall have no liability to the Distributor, and the Distributor shall not charge the Company, for any Products ordered by or delivered to any Franchisee or any Franchised Store. All such charges shall be billed directly to the Franchisee ordering such Products from the Distributor.

        10.    Title and Risk of Loss.    All Products shall be shipped by the Distributor to the stores, F.O.B. Destination, freight prepaid. Title and risk of loss for all Products shipped by the Distributor to Company Stores shall pass from the Distributor to the Company upon acceptance thereof as provided in this Agreement.

        11.   The Distributor shall be responsible for and pay all taxes assessed or imposed by any governmental agency or authority with respect to the Products prior to their acceptance at a Store.

        12.    Thrill.    The initial term (the "Term") of this Agreement shall be for a period of five (5) years, commencing on August 9, 1998 and terminating on August 8, 2003, unless earlier terminated as provided herein. This Agreement shall automatically renew for successive one (1) year Terms unless (i) either party delivers a notice of non-renewal no less than one hundred eighty (180) days prior to the end of a Term, or (ii) this Agreement is terminated pursuant to Section 13, below.

        13.    Termination.    This Agreement shall terminate upon (A) the occurrence of an Event of Default (as defined herein), or (B) one hundred and eighty (180) days' advance notice of termination by either party.

        14.    Default.    Each party shall have the right, in addition to any right it may have at law or in equity, pursuant to this Agreement, or otherwise to terminate this Agreement, as follows (each, an "Event of Default"):

          a.    By the Company:

            (i)    If the Distributor fails to perform any term or condition of this Agreement and fails to cure such failure within thirty (30) days after notice thereof from the Company; provided, however, there shall be no cure period afforded to the Distributor under this subparagraph 14.a.(i) with respect to any breach by the Distributor of the terms and conditions of paragraph 5.a. of this Agreement;

            (ii)   Three or more failures of the Distributor to perform any term or condition of this Agreement, eve though cured by the Distributor;

            (iii)  The brach of any representation or warranty made herein by the Distributor;

            (iv)  The Distributor is merged into or with, or is consolidated into or with, another entity, or sells all or substantially all of its assets, or implements or suffers any substantial change in management or control; or

            (v)   (A) A receiver is appointed for the Distributor or its property; (B) the Distributor makes an assignment for the benefit of its creditors; (C) any proceedings are commenced by, for, or against the Distributor under any bankruptcy, insolvency, debtor's relief or other similar law; or (D) the Distributor is liquidated, dissolved, or otherwise ceases the transaction of business.

          b.    By Distributor:

            (i)    If the Company fails to make any payment when due hereunder, subject to a thirty (30) day cure period from the due date thereof;

            (ii)   (A) A receiver is appointed for the Company or its property; (B) the Company makes an assignment for the benefit of its creditors; (C) any proceedings are commenced by, for, or against the Company under any bankruptcy, insolvency, debtor's relief or other similar law; or (D) the Company is liquidated, dissolved, or otherwise ceases the transaction of business.

          15.    Representations and Warranties.

          a.    By the Company.    The Company hereby represents and warrants to and with the Distributor as follows:

            (i)    The Company is duly organized, validly existing, and in good standing under the laws of its State of incorporation; and

            (ii)   The Company has taken all corporate actions necessary for the entry into and performance of its obligations hereunder.

          b.    By the Distributor.    The Distributor hereby represents and warrants to and with the Company as follows:

            (i)    The Distributor is duly organized, validly existing, and in good standing under the laws of its State of incorporation, and is duly qualified to transact business in each State where the performance of its obligations under this Agreement require such qualification;

            (ii)   The Distributor has taken all corporate actions necessary for the entry into and performance of its obligations hereunder; and

            (iii)  The Distributor has all requisite corporate power and authority, and has the physical capacity, equipment, facilities, personnel, expertise and know-how to perform its obligations as set forth in this Agreement.

        16.    Indemnification by Distributor: Insurance.    The Distributor will indemnify, defend (including costs and attorney fees) and hold harmless the Company, and each of its directors, officers, employees, successors, representatives and affiliated entities (each being an "Indemnified Party"), from and against any claims, liabilities and actions brought or asserted against an Indemnified Party arising or resulting from the Distributor's negligent acts or omissions, and the Distributor shall pay reasonable attorneys' fees and costs incurred by an indemnified Party in defending any such claim, liability or action. During the term of this Agreement, the Distributor will maintain Products Liability Insurance of no less than Ten Million Dollars ($10,000,000.00) per occurrence. The Distributor will cause the Company to be listed as an additional insured under the policy and provide the Company with a certificate therefor. The certificate will also provide-for thirty (30) days' prior notice to the Company before cancellation of such insurance.

        During the Term of this Agreement, the Distributor shall maintain property damage insurance with replacement value coverage for all Products stored by the Distributor and/or in transit to the Stores, and provide the Company with a certificate therefor, including a cancellation notice similar to that required in the preceding paragraph.

        17.    Notices.    Any notice or demand hereunder (other than for the placement of orders) given or served by either party to the other party shall not be deemed to have been duly given unless in writing and forwarded by (i) certified mail, return receipt requested, (ii) commercial courier service, or (iii) telefax, addressed as follows:

If to the Company:	Mrs. Fields' Original Cookies, Inc. 2855 E. Cottonwood Parkway, Suite 400 Salt Lake City, UT 84121 Attention: Purchasing and Distribution Department Telefax: (801) 736-5945

      and, in the case of any demand by the Distributor upon the Company or notification by the Distributor of a default by the Company hereunder, with a copy of such notice, addressed as follows:

Mrs. Fields' Original Cookies, Inc. 2855 E. Cottonwood Parkway, Suite 400 Salt Lake City, UT 84121 Attention: Purchasing and Distribution Department Telefax: (801) 736-5945
If to the Distributor:	Dawn Food Products 2001 Micor Drive Jackson, MI49203 Attention: Pat Quigley Telefax: 517/789-4465

Notice pursuant to this Section shall be deemed effective upon receipt. Either party may change its address for notice by delivery of a notice as aforesaid.

        18.    Assignment.    This Agreement shall not be assigned by either party without the prior written consent of the other party.

        19.    Amendments.    This Agreement may not be changed or modified without the signed written consent of both parties.

        20.    Confidentiality and Non-Disclosure.    The Distributor acknowledges that in the course of performing its obligations hereunder it will receive information from the Company which is confidential and proprietary (the "Confidential Information"). Such Confidential Information may include, without limitation, the terms and conditions of this Agreement, trade secrets, processes, inventions, procedures know-how, and other proprietary information of the Company. The Distributor agrees that it shall obtain no rights to such information and that it shall not disclose such information to third parties, during the Term of this Agreement and thereafter. Without limiting the generality of the foregoing, upon termination of this Agreement, the Distributor shall return all Confidential Information in its possession to the Company.

        21.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of Utah (without giving effect to its choice of law rules).

        22.    Attorneys' Fees.    The prevailing party in any dispute in connection with this Agreement shall be entitled to recover the costs and fees, including reasonable attorneys' fees, in connection with such dispute.

        23.    Severability.    If any provision of this Agreement is declared illegal or void or otherwise unenforceable, the remaining provisions shall remain in full force and affect.

        24.    Entire Agreement.    This Agreement, including the exhibits thereto, constitutes the entire Agreement of the parties and supersedes all prior verbal or written agreements of the parties.

AGREED TO BY:
DISTRIBUTOR:	COMPANY:
DAWN FOOD PRODUCTS	MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ PAT QUIGLEY	By:	/s/ MICHAEL WARD
	Pat Quigley		Michael Ward
Title:	Executive Vice President	Title:	Sr. Vice President
Date:	November 23, 1999	Date:	November 23, 1999

Exhibit A

List of Products and Product Prices

Exhibit B

List of Stores, Delivery Dates and Times

Exhibit C

List of Distribution Centers and Related Information

Exhibit D

Requirements for Frozen Products

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  Exhibit 10.53
SUPPLY AND DISTRIBUTION AGREEMENT MRS. FIELDS' ORIGINAL COOKIES, INC.
Exhibit B List of Stores, Delivery Dates and Times